Exhibit 10.2
WILLIS GROUP HOLDINGS
2001 SHARE PURCHASE AND OPTION PLAN
(AS AMENDED AND RESTATED ON DECEMBER 30, 2009 BY WILLIS GROUP
HOLDINGS LIMITED AND AS AMENDED AND RESTATED AND ASSUMED BY
WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY
ON DECEMBER 31, 2009)
FORM OF PERFORMANCE BASED OPTION AGREEMENT
     THIS OPTION AGREEMENT (this “Agreement”), effective as of [INSERT DATE]is made by and between Willis Group Holdings Public Limited Company, and any successor thereto, (hereinafter referred to as the “Company”) and the individual (the “Optionee”) who has duly completed, executed and delivered the Option Acceptance Form, a copy of which is set out in Schedule A attached hereto and deemed to be a part hereof and; if applicable the Agreement of Restrictive Covenants and Other Obligations, a copy of which is set out in Schedule C attached hereto and deemed to be a part hereof.
     WHEREAS, the Company wishes to carry out the Plan (as hereinafter defined), the terms of which are hereby incorporated by reference and made a part of this Agreement; and
     WHEREAS, the Committee (as hereinafter defined) has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Option (as hereinafter defined) provided for herein to the Optionee as an incentive for increased efforts on the part of the Optionee during the Optionee’s employment with the Company or its Subsidiaries, and has advised the Company thereof and instructed the undersigned officer to prepare said Option.
     NOW, THEREFORE, the parties hereto do hereby agree as follows:
ARTICLE I
DEFINITIONS
     Whenever the following terms are used in this Agreement, they shall have the meaning specified in the Plan or below unless the context clearly indicates to the contrary.
Section 1.1 - Act
     “Act” shall mean the Companies Act 1963 of Ireland.
Section 1.2 - Adjusted Earnings Per Share
     “Adjusted Earnings Per Share” shall mean the adjusted earnings per share as stated by the Company in its annual financial results as issued by the Company.

Section 1.3 - Adjusted Operating Margin
     “Adjusted Operating Margin” shall mean the adjusted operating margin as stated by the Company in its annual financial results as issued by the Company.
Section 1.4 - Board
     “Board” shall mean the board of directors of the Company.
Section 1.5 - Cause
     “Cause” shall mean (i) the Optionee’s continued and/or chronic failure to adequately and/or competently perform his material duties with respect to the Company or its Subsidiaries after having been provided reasonable notice of such failure and a period of at least ten days after the Optionee’s receipt of such notice to cure and/or correct such performance failure, (ii) willful misconduct by the Optionee in connection with the Optionee’s employment which is injurious to the Company or its Subsidiaries (willful misconduct shall be understood to include, but not be limited to, any breach of the duty of loyalty owed by the Optionee to the Company or its Subsidiaries), (iii) conviction of any criminal act (other than minor road traffic violations not involving imprisonment), (iv) any breach of the Optionee’s restrictive covenants and other obligations as provided in Schedule C to this Agreement (if applicable), in the Optionee’s employment agreement (if any), or any other non-compete agreement and/or confidentiality agreement entered into between the Optionee and the Company or any of its Subsidiaries (other than an insubstantial, inadvertent and non-recurring breach), or (v) any material violation of any written Company policy after reasonable notice and an opportunity to cure such violation within ten (10) days after the Optionee’s receipt of such notice.
Section 1.6 - Committee
     “Committee” shall mean the Compensation Committee of the Board (or if no such committee is appointed, the Board provided that a majority of the Board are “independent directors” for the purpose of the rules and regulations of the New York Stock Exchange).
Section 1.7 - Earned Date
     “Earned Date” shall mean the date that the annual financial results of the Company are issued by the Company.
Section 1.8 - Earned Performance Shares
     “Earned Performance Shares” shall mean Shares subject to the Option in respect of which the applicable performance conditions, as set out in Section 3.1 or as otherwise determined by the Committee, have been achieved and shall become exercisable as set out in Section 3.2.
Section 1.9 - Grant Date
     “Grant Date” shall mean [INSERT DATE].

Section 1.10 - Option
     “Option” shall mean the option to purchase Ordinary Shares of the Company granted in accordance with this Agreement and the Plan.
Section 1.11 - Exercise Price
     “Exercise Price” shall mean the exercise price of the Option set forth in Schedule A to this Agreement.
Section 1.12 - Permanent Disability
     Optionee shall be deemed to have a “Permanent Disability” if Optionee meets the requirements of the definition of such term, or of an equivalent term, as defined in the Company’s or Subsidiary’s long-term disability plan applicable to Optionee or, if no such plan is applicable, in the event Optionee is unable by reason of physical or mental illness or other similar disability, to perform the material duties and responsibilities of his job for a period of 180 consecutive business days out of 270 business days.
Section 1.13 - Plan
     “Plan” shall mean the Willis Group Holdings 2001 Share Purchase and Option Plan, as amended from time to time.
Section 1.14 - Pronouns
     The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.
Section 1.15 - Secretary
     “Secretary” shall mean the Secretary of the Company.
Section 1.16 - Shares or Ordinary Shares
     “Shares” or “Ordinary Shares” means ordinary shares of the Company, which may be authorised but unissued.
Section 1.17 - Subsidiary
     “Subsidiary” shall mean with respect to the Company, any subsidiary of the Company within the meaning of Section 155 of the Act. For purposes of granting share options or any other “stock rights,” within the meaning of Section 409A of the Code, an entity shall not be considered a Subsidiary if granting any such share right would result in the share right becoming subject to Section 409A of the Code. For purposes of granting U.S. incentive stock options, an entity shall not be considered a Subsidiary if it does not also meet the requirements of Section 424(f) of the Code.
Section 1.18 - Willis Group
     “Willis Group” shall mean the Company and its Subsidiaries collectively.

ARTICLE II
GRANT OF OPTIONS
Section 2.1 - Grant of Options
     On and as of the Grant Date, the Company grants to the Optionee an Option to purchase any part or all of an aggregate number of Shares, as stated in Schedule A to this Agreement, upon the terms and conditions set forth in this Agreement and the Plan, including any country-specific terms and conditions set forth in Schedule B to this Agreement. In circumstances where Optionee is required to enter into the Agreement of Restrictive Covenants and Other Obligations set forth in Schedule C, the Optionee agrees that the grant of an Option pursuant to this Agreement is sufficient consideration for the Optionee entering into such agreement.
     Optionee acknowledges and agrees that the Company may provide grants of an Option and/or Shares pursuant to this Plan in lieu of any grants the Company is obligated to make under any pre-existing plans, agreements or letters and that such grants when made pursuant to this Plan shall fully discharge the Company’s obligations to make any such grant under any pre-existing plan, agreement or letter.
Section 2.2 - Exercise Price
     Subject to Section 2.4, the Exercise Price of each Share subject to the Option shall be as stated in Schedule A to this Agreement.
Section 2.3 - Employment Rights
     Subject to the terms of the Agreement of Restrictive Covenants and Other Obligations where applicable, the rights and obligations of the Optionee under the terms of his office or employment with the Company or any Subsidiary shall not be affected by his participation in this Plan or any right which he may have to participate in it. The Option and the Optionee’s participation in the Plan will not be interpreted to form an employment agreement with the Company or any Subsidiary. The Optionee hereby waives any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to vest in or exercise any Option as a result of such termination. If, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Optionee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims.
Section 2.4 - Adjustments in Options Pursuant to Merger, Consolidation, etc.
     Subject to Sections 8 and 9 of the Plan, in the event that the outstanding Shares subject to an Option are, from time to time, changed into or exchanged for a different number or kind of Shares or other securities, by reason of a share split, spin-off, shares or extraordinary cash dividend, share combination or reclassification, recapitalization or merger, Change of Control, or similar event, the Committee shall, in its absolute discretion, make an appropriate and equitable adjustment in the number and kind of Shares and/or the amount of consideration as to which or for which, as the case may be. The Committee, in its sole discretion, may make an appropriate and equitable adjustment to the Shares underlying such Option, and/or portions thereof then unexercised, shall be exercisable. Any such adjustment or determination made by the Committee shall be final and binding upon the Optionee, the Company and all other interested persons.
ARTICLE III
PERIOD OF EXERCISABILITY
Section 3.1 - Commencement of Earning
     (a) Subject to 3.1(b) and 3.2(a), the Shares subject to Option shall become Earned Performance Shares subject to the Optionee being in the employment of the Company or any Subsidiary at each respective vesting date and provided the performance conditions applicable are achieved.
     (b) Shares subject to the Option shall become Earned Performance Shares with effect from the Earned Date for the year ending [INSERT DATE] if in respect of the year ending [INSERT DATE], the Company achieves an Adjusted Earnings Per Share of not less than $[INSERT VALUE] and an Adjusted Operating Margin of not less than [INSERT PERCENTAGE].
     (c) Optionee understands and agrees that the terms under which the Option shall become Earned Performance Shares as described in Section 3.1(b) above is confidential and the Optionee agrees not to disclose, reproduce or distribute such confidential information concerning the Company, except as required in the course of the Optionee’s employment with the Company or one of its Subsidiaries, without the prior written consent of the Company. The Optionee’s failure to abide by this condition may result in the immediate cancellation of the Option.
     (d) All Shares subject to the Option shall be forfeited if and immediately upon the Company failing to meet any of the performance conditions set out in 3.1(b) above.
Section 3.2 - Commencement of Vesting and Exercisability
     (a) The Earned Performance Shares shall vest and become exercisable as follows:

Percentage of Earned
Vesting Date	Performance Shares
Second anniversary of Grant Date [INSERT DATE]	[ ]%

Third anniversary of Grant Date [INSERT DATE]	[ ]%

Fourth anniversary of Grant Date [INSERT DATE]	[ ]%

Fifth anniversary of Grant Date [INSERT DATE]	[ ]%

     (b) In the event of a termination of the Optionee’s employment as a result of death or Permanent Disability, then (i) the Earned Performance Shares and the Option in respect thereof shall become immediately vested and exercisable with respect to all of the Shares underlying such Option through the time period set forth in Section 3.3 (b) below, and (ii) as of the date of termination of employment, any portion of the Option which then has not become vested and an Earned Performance Share shall immediately terminate and will at no time be exercisable.
     (c) Notwithstanding anything herewith to the contrary, at the discretion of the Committee, the Option over Earned Performance Shares that have not yet vested shall immediately terminate and will at no time become exercisable, except that the Committee may, for termination of employment for reasons other than Cause, determine in its discretion that the Option over the Earned Performance Shares that have not yet vested and become exercisable, shall become vested and exercisable.
     (d) In the event of a termination of the Optionee’s employment for any reason other than death or Permanent Disability, then the Earned Performance Shares that have vested and become exercisable and the Option in respect thereof shall remain exercisable through the time period set forth in Section 3.3 (b) below.
Section 3.3 - Expiration of Options
     (a) The Option shall immediately lapse upon the termination of the Optionee’s employment, subject to, and except as otherwise specified within, the terms and conditions of Section 3.2 above.
     (b) The Option over Earned Performance Shares that has become vested and exercisable in accordance with Section 3.2 will cease to be exercisable by Optionee upon the first to occur of the following events:
     (i) The eighth anniversary of the Grant Date; or
     (ii) The first anniversary of the date of the Optionee’s termination of employment by reason of death or Permanent Disability; or
     (iii) Ninety days after the date of any termination of the Optionee’s employment by the Company or its Subsidiary for any reason other than (A) death or Permanent Disability or (B) where the Committee has exercised its discretion in accordance with Section 3.2(c) above; or
     (iv) Six calendar months after the date of termination provided the Committee has exercised its discretion pursuant to Section 3.2(c) above and termination is other than for Cause; or
     (v) If the Committee so determines pursuant to Sections 8 or 9 of the Plan and Section 2.4 of this Agreement, the effective date of a Change of Control, merger, amalgamation pursuant to Irish law, or other consolidation of the Company or group of companies collectively known as Willis Group, or other similar event, as provided in the Plan, so long as Optionee has a reasonable opportunity to exercise his Options prior to such effective date.
     (c) The Optionee agrees to execute and deliver the following agreements or other documents in connection with the grant of the Option within the period set forth below:
     (i) the Optionee must execute the Agreement of Restrictive Covenants and Other Obligations pursuant to Article VII below, if applicable, and deliver it to the Company within 45 days of the receipt of this Agreement;
     (ii) the Optionee must execute the Option Acceptance Form and deliver it to the Company within 45 days of the receipt of this Agreement; and
     (iii) the Optionees who are resident in the United Kingdom must execute the form of joint election as described in terms set forth in Schedule B for the United Kingdom and deliver it to their employing company within 45 days of the receipt of this Agreement.
     (d) The Committee may, in its sole discretion, cancel the Option, if the Optionee fails to execute and deliver the agreements and documents within the period set forth in Section 3.3(c) or fails to meet the requirements set forth in Section 3.1(e).
ARTICLE IV
EXERCISE OF OPTION
Section 4.1 - Person Eligible to Exercise
     During the lifetime of the Optionee, only he may exercise an Option or any portion thereof. After the death of the Optionee, any exercisable portion of an Option may, prior to the time when an Option becomes unexercisable under Section 3.3, be exercised by any person empowered to do so under the Optionee’s will or under then applicable laws of inheritance.
Section 4.2 - Partial Exercise
     Any exercisable portion of an Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.3; provided, however, that any partial exercise shall be for whole Shares only.
Section 4.3 - Manner of Exercise
     An Option, or any exercisable portion thereof, may be exercised solely by delivering to the Secretary or his office or the Company’s agent if so directed all of the following prior to the time when the Option or such portion becomes unexercisable under Section 3.3:
     (a) Notice in writing signed by the Optionee or the other person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Committee and made available to the Optionee (or such other person then entitled to exercise the Option);
     (b) Full payment (in cash, by cheque, electronic transfer, by way of a cashless exercise as approved by the Company, by way of surrender of Shares to the Company or by a combination thereof) of the Exercise Price for the Shares with respect to which such Option or portion thereof is exercised;
     (c) Full payment to the Company or any Subsidiary by which the Optionee is employed (the “Employer”), of all income tax, payroll tax, payment on account, and social insurance contributions amounts (“Tax”) which, under federal, state, local or foreign law, it is required to withhold upon exercise of the Option; and
     (d) In a case where any Employer is obliged to (or would suffer a disadvantage if it were not to) account for any Tax (in any jurisdiction) for which the Optionee is liable by virtue of the Optionee’s participation in the Plan and/or any social security contributions recoverable from and legally applicable to the Optionee (the “Tax-Related Items”), the Optionee has either:
     (i) made full payment to the Employer of an amount equal to the Tax-Related Items, or
     (ii) entered into arrangements acceptable to the Employer or another Subsidiary to secure that such a payment is made (whether by withholding from the Optionee’s wages or other cash compensation paid to the Optionee or from the proceeds of the sale of Shares acquired at exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on the Optionee’s behalf pursuant to this authorization));
     (e) In the event the Option or any portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option.
     Without limiting the generality of the foregoing, the Committee may prior to exercise require an opinion of counsel reasonably acceptable to it to the effect that any subsequent transfer of Shares acquired on exercise of an Option does not violate the U.S. Securities Exchange Act of 1934, as amended, and may issue stop-transfer orders in the U.S. covering such Shares.
Section 4.4 - Conditions to Issuance of Shares
     The Shares deliverable upon the exercise of an Option, or any portion thereof, may be either previously authorized but unissued Shares or issued Shares held by any other person. Such Shares shall be fully paid. The Company shall not be required to issue or deliver any certificates representing such Shares or their electronic equivalents granted upon the exercise of an Option or portion thereof prior to fulfillment of all of the following conditions:
     (a) The obtaining of approval or other clearance from any state, federal, local or foreign governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and

     (b) The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience.
Section 4.5 - Rights as Shareholder
     The Optionee shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any Shares that may be received upon the exercise of the Option or any portion thereof unless and until certificates representing such Shares or their electronic equivalent shall have been issued by the Company to the Optionee.
ARTICLE V
ADDITIONAL TERMS AND CONDITIONS OF OPTION
Section 5.1 - Nature of Grant
     In accepting the Option, the Optionee acknowledges, understands and agrees that:
     (a) the Plan is established voluntarily by the Company, is discretionary in nature and may be amended, suspended or terminated by the Company at any time;
     (b) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future options, or benefits in lieu of options, even if options have been granted repeatedly in the past;
     (c) all decisions with respect to future Option grants, if any, will be at the sole discretion of the Company;
     (d) the Optionee’s participation in the Plan is voluntary;
     (e) the Option and any Shares acquired under the Plan are not intended to replace any pension rights or compensation under any pension arrangement;
     (f) the Option and any Shares acquired under the Plan are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, dismissal, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to past services for, the Employer, the Company or a Subsidiary;
     (g) the future value of the Shares underlying the Option is unknown and cannot be predicted with certainty; and
     (h) if the Optionee exercises the Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the Exercise Price.
Section 5.2 - No Advice Regarding Grant
     The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Optionee’s participation in the Plan, or the issuance of Shares upon exercise of the Option or sale of the Shares. The Optionee is hereby advised to consult with his own personal tax, legal and financial advisors regarding his participation in the Plan before taking any action related to the Plan.
ARTICLE VI
DATA PRIVACY NOTICE AND CONSENT
Section 6 - Data Privacy
     (a) The Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Optionee’s personal data as described in this Agreement and any other Option grant materials by and among, as applicable, the Employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan.
     (b) The Optionee understands that the Company and the Employer may hold certain personal information about the Optionee, including, but not limited to, the Optionee’s name, home address, telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).
     (c) The Optionee understands that Data will be transferred to Morgan Stanley SmithBarney or to any other third party assisting in the implementation, administration and management of the Plan. The Optionee understands that the recipients of the Data may be located in the Optionee’s country or elsewhere, and that the recipients’ country (e.g., Ireland) may have different data privacy laws and protections from the Optionee’s country. The Optionee understands that he may request a list with the names and addresses of any potential recipients of the Data by contacting his local human resources representative. The Optionee authorizes the Company, Morgan Stanley SmithBarney and any other recipients of Data which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his participation in the Plan. The Optionee understands that Data will be held only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan. The Optionee understands that he may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his local human resources representative. The Optionee understands, however, that refusing or withdrawing his consent may affect the Optionee’s ability to participate in the Plan. For more information on the consequences of the Optionee’s refusal to consent or withdrawal of consent, the Optionee understands that he may contact his local human resources representative.

ARTICLE VII
AGREEMENT OF RESTRICTIVE COVENANTS AND OTHER OBLIGATIONS
Section 7 - Restrictive Covenants and Other Obligations
     In consideration of the grant of an Option, the Optionee shall enter into the Agreement of Restrictive Covenants and Other Obligations, a copy of which is attached hereto as Schedule C. In the event the Optionee does not sign and return the Agreement of Restrictive Covenants and Other Obligations within 45 days of the receipt of this Agreement, the Committee may, in its sole discretion, cancel the Option. If no such agreement is required, Schedule C shall state none or not applicable.
ARTICLE VIII
MISCELLANEOUS
Section 8.1 - Administration
     The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Optionee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Options. In its absolute discretion, the Committee may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.
Section 8.2 - Options Not Transferable
     Neither the Options nor any interest or right therein or part thereof shall be subject to the debts, contracts or engagements of the Optionee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 8.2 shall not prevent transfers made solely for estate planning purposes or under a will or by the applicable laws of inheritance.
Section 8.3 - Binding Effect
     The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.
Section 8.4 - Notices
     Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company at the following address:

Willis Group Holdings Public Limited Company
c/o Willis Group Limited.
51 Lime Street
London
EC3M 7DQ
Attention: Company Secretary
and any notice to be given to the Optionee shall be at the address set forth in the Option Acceptance Form.
     By a notice given pursuant to this Section 8.4, either party may hereafter designate a different address for notices to be given to him. Any notice that is required to be given to the Optionee shall, if the Optionee is then deceased, be given to the Optionee’s personal representatives if such representatives have previously informed the Company of their status and address by written notice under this Section 8.4. Any notice shall have been deemed duly given when sent by facsimile or enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or the United Kingdom’s Post Office or in the case of a notice given by an Optionee resident outside the United States of America or the United Kingdom, sent by facsimile or by a recognized international courier service.
Section 8.5 - Titles
     Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
Section 8.6 - Applicability of Plan
     The Options shall be subject to all of the terms and provisions of the Plan, to the extent applicable to the Options. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.
Section 8.7 - Amendment
     This Agreement may be amended only by a document executed by the parties hereto, which specifically states that it is amending this Agreement.
Section 8.8 - Governing Law
     This Agreement shall be governed by, and construed in accordance with the laws of Ireland without regards to conflicts of laws; provided, however, that the Agreement of Restrictive Covenants and Other Obligations, if applicable, shall be governed by and construed in accordance with the laws specified in that agreement.
Section 8.9 - Jurisdiction
     The courts of Ireland shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes which may arise out of or in connection with this Agreement and, for such purposes, the parties hereto irrevocably submit to the jurisdiction of such courts; provided, however, where applicable, that with respect to the Agreement of

Restrictive Covenants and Other Obligations the courts specified in such agreement shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes which may arise out of or in connection with that agreement.
Section 8.10 - Electronic Delivery
     The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
Section 8.11 - Language
     If the Optionee has received this Agreement, or any other document related to the Option and/or the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.
Section 8.12 - Severability
     The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
Section 8.13 - Schedule B
     The Option shall be subject to any special provisions set forth in Schedule B for the Optionee’s country of residence, if any. If the Optionee relocates to one of the countries included in Schedule B during the life of the Option, the special provisions for such country shall apply to the Optionee, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Schedule B constitutes part of this Agreement.
Section 8.14 - Imposition of Other Requirements
     The Company reserves the right to impose other requirements on the Option and the Shares acquired upon exercise of the Option, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require the Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Section 8.15 - Counterparts
     This Agreement may be executed in any number of counterparts (including by facsimile), each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF the Company and the Optionee have each executed this Agreement.

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY
By:
Name:
Title: